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                                                                      EXHIBIT 20


                                GF BANCORP, INC.
                              ONE NORTH PLUM STREET
                             GERMANTOWN, OHIO 45327
                                 (937) 855-4125

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         Notice is hereby given that a Special Meeting of the Stockholders of GF Bancorp, Inc., a Delaware corporation ("GFBC"), will be held at the executive offices of GFBC at One North Plum Street, Germantown, Ohio 45327 on __________________, 1997, at ______ .m., local time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

                  1. To consider and vote upon the adoption of the Agreement of Merger and Plan of Reorganization dated July 28, 1997, by and among GFBC, Camco Financial Corporation, a Delaware corporation ("Camco"), First Federal Savings Bank of Washington Court House, a federal savings bank and wholly-owned subsidiary of Camco ("First Federal"), and Germantown Federal Savings Bank, a federal savings bank and wholly-owned subsidiary of GFBC ("Germantown"), pursuant to which, upon the satisfaction of certain conditions, (i) GFBC will merge with and into Camco, (ii) each outstanding share of GFBC common stock will be canceled and extinguished in consideration and exchange for the right to receive 1.616 shares of common stock of Camco, subject to certain adjustments based on changes in the market value of the issued and outstanding Camco stock before the merger becomes effective, and (iii) Germantown will be merged with and into First Federal; and

                  2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

         Only stockholders of GFBC of record at the close of business on _____________, 1997, will be entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                                           By Order of the Board of Directors,

                                           John T. Baker, President

Germantown, Ohio
____________, 1997